Exhibit (a)(1)(K)

FORM OF REMINDER E-MAIL TO HOLDERS OF ELIGIBLE OPTIONS

Date:
To:	Holders of Eligible Options
From:	Stock Administration
Re:	Reminder About Exchange Offer

The Exchange Offer for all Eligible Options is currently open and available to all Eligible Optionholders. As previously communicated, the Exchange Offer is scheduled to expire at 2:00 p.m., Pacific Time, on September 9, 2008. Remember, if you wish to participate and have not already done so, you must ensure that UBS Financial Services Inc. receives your properly completed and signed Election Form before 2:00 p.m., Pacific Time, on September 9, 2008.

Documents describing the Exchange Offer and forms for participating in the Exchange Offer are available on the Stock Administration page of our internal website at https://vmshare.vmware.com/finance/stock.

You should direct questions about the Exchange Offer or requests for assistance to:

The Greco Group at UBS at 860-727-1515;

Elizabeth Moore, Stock Plan Manager at 650-842-8841; or

Gary Wells, Stock Administrator at 650-427-5153.

Capitalized terms used in this communication are described and defined in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated August 11, 2008.